Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS SECOND QUARTER 2015 RESULTS

•	Real estate operations continue to drive overall results, 6.5% increase in net income

•	Hawaii same-store performance boosts Leasing operating profit by 16%, Net Operating Income (NOI) by 9%[1]

•	$29 million of development sales revenue from Kahala Avenue and Maui Business Park sales

•	Materials & Construction backlog increases 22% from first quarter to $251 million

Honolulu (August 6, 2015) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced net income for the second quarter of 2015 of $9.8 million, or $0.20 per diluted share, compared to earnings for the second quarter of 2014 of $9.2 million, or $0.19 per diluted share. Revenue for the second quarter of 2015 was $153.7 million, compared to revenue of $146.7 million for the second quarter of last year.
    Operating profit for the second quarter from the Company's real estate operations (Development Sales and Leasing) was $28.2 million, compared to $19.8 million in the second quarter of 2014, and the Materials & Construction segment contributed an additional $7.0 million of operating profit. These results were partially offset by an Agribusiness operating loss of $4.7 million.
“We're pleased to see continued solid performance from our real estate operations in the second quarter," said Stanley M. Kuriyama, A&B chairman and chief executive officer. "Sales activity at major projects, like Kahala, Maui Business Park and Kukui'ula, remains positive and we are nearly sold out of the 450 tower and mid-rise units at The Collection, almost a year-and-a-half prior to the delivery of units. We continue to invest in these and other projects to build our development pipeline, as well as actively seek new investments in Hawaii. In Leasing, Hawaii same-store commercial portfolio performance was a primary driver of increased operating profit and NOI, which were up 16% and 9%1, respectively, compared to last year. Target's simultaneous March 2015 openings in Kailua and at Maui Business Park have positively impacted performance at both our Kailua retail properties and MBP, and we look forward to Lowe’s ground breaking at MBP later this year."
"Despite the world-wide drop in fuel prices that lowered asphalt revenue for our Materials & Construction segment in the second quarter, we were encouraged by the 22% increase in backlog during the quarter, to $251.4 million2."

Operating Performance
Positive sales activity continues at major development projects. At The Collection -- 98% of the 450 tower and mid-rise units have been sold under binding contracts. An oceanfront and two mountainside Kahala Avenue properties closed in the second quarter, generating $24.3 million of sales revenue. The total sales price for the Kahala Avenue Portfolio properties sold to date was approximately $123 million. Of the remaining nine properties along Kahala Avenue, four (representing 70% of the remaining saleable square footage) are the higher-value oceanfront parcels. A 2.4-acre parcel sale at Maui Business Park closed in the quarter and the sale of 11 acres to Lowe's is expected to close in the third quarter. The Company continues to see positive sales activity at Kukui'ula on Kauai. In addition to six units that closed in the second quarter, the Company closed two custom lots in July and has binding contracts for an additional 14 units (13 are expected to close throughout 2015 and one in the first quarter of 2016). Sixteen homes are under construction at the project under various developer building initiatives, and civil construction on a 26-acre site for an additional 24 custom lots and a planned 20-unit condominium project is underway.
NOI from the Company's commercial property portfolio was $21.4 million1 in the second quarter. Improved same-store performance from the Hawaii portfolio and the timing of acquisitions drove a 15.8% increase in operating profit and a 9.2%1 improvement in NOI in the second quarter of 2015 compared to the second quarter of 2014. NOI for the first half of the year increased 7.9%1 compared to last year, and the Company projects full-year 2015 NOI growth will approximate this rate. Second quarter 2015 occupancy for the Hawaii and Mainland portfolios was 93% and 95%, respectively, compared to 93% for both portfolios in the second quarter of 2014.
Materials & Construction generated EBITDA for the second quarter of $9.7 million1. Backlog at the end of June 2015 was $251.4 million2, 22.0% higher than at the end of the first quarter.
Agribusiness reported an operating loss of $4.7 million for the second quarter of 2015, which reflects negative margins on sugar sold.

Year-to-Date Financial Results
Net income for the first half of 2015, was $35.1 million, or $0.71 per diluted share, compared to $44.2 million, or $0.90 per diluted share, for the same period last year, due to a large commercial property sale that occurred in the first quarter of 2014. Revenue for the first half of 2015 was $304.4 million, compared to revenue of $241.6 million for the same period of last year, as revenue from the aforementioned 2014 commercial property sale was included in discontinued operations.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates performance and makes decisions regarding capital allocation, acquisitions and dispositions. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing - Second quarter of 2015 compared with 2014

	Quarter Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$34.8	$31.0	12.3%
Operating profit	$13.9	$12.0	15.8%
Operating profit margin	39.9%	38.7%
NOI[1]
Hawaii	$17.0	$14.9	14.1%
Mainland	4.4	4.7	(6.4)%
Total	$21.4	$19.6	9.2%
Average occupancy rates:
Hawaii	93%	93%
Mainland	95%	93%
Total	94%	93%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.7	2.4
Mainland improved (million sq. ft.)	2.3	2.5
Total improved (million sq. ft.)	5.0	4.9
Total Hawaii urban ground leases (acres)	106	116
Real Estate Leasing revenue for the second quarter of 2015 was 12.3% higher than 2014, primarily due to increases in Hawaii same-store rents and the timing of sales and acquisitions.
Operating profit and NOI for the second quarter of 2015 were 15.8% and 9.2%1 higher, respectively, than 2014 due to the same factors cited for the revenue increase.

Real Estate Leasing - First half of 2015 compared with 2014

	Six Months Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$67.5	$62.2	8.5%
Operating profit	$27.1	$23.8	13.9%
Operating profit margin	40.1%	38.3%
NOI[1]
Hawaii	$33.3	$30.0	11.0%
Mainland	9.0	9.2	(2.2)%
Total	$42.3	$39.2	7.9%
Average occupancy rates:
Hawaii	93%	93%
Mainland	95%	93%
Total	94%	93%
Real Estate Leasing segment revenue for the first half of 2015 was 8.5% higher than 2014, primarily due to higher Hawaii same-store rents and the timing of sales and acquisitions activity.
Operating profit and NOI were 13.9% and 7.9%1 higher, respectively, for the first half of 2015, as compared to the same period last year, for the reasons previously cited for the revenue increase. The increase in operating profit also was partially offset by higher depreciation and amortization expenses resulting from a step-up in asset bases for acquisitions made pursuant to IRS code section 1031.

Real Estate Development & Sales - Second quarter of 2015 compared with 2014

	Quarter Ended June 30,
(dollars in millions)	2015	2014	Change
Improved property sales revenue	$16.7	$—	NM
Development sales revenue	28.7	16.4	75.0%
Unimproved/other property sales revenue	7.0	5.0	40.0%
Total revenue	$52.4	$21.4	2X
Operating profit before joint ventures	$12.5	$7.4	68.9%
Earnings from joint ventures	1.8	0.4	5X
Total operating profit	$14.3	$7.8	83.3%

Real Estate Development & Sales - First half of 2015 compared with 2014

	Six Months Ended June 30,
(dollars in millions)	2015	2014	Change
Improved property sales revenue	$21.0	$70.1	(70.0)%
Development sales revenue	51.9	16.4	3X
Unimproved/other property sales revenue	16.0	5.9	3X
Total revenue	$88.9	$92.4	(3.8)%
Operating profit before joint ventures	$21.7	$60.6	(64.2)%
Earnings (loss) from joint ventures	24.6	(0.5)	NM
Total operating profit	$46.3	$60.1	(23.0)%
Second quarter 2015: Real Estate Development and Sales revenue and operating profit were $52.4 million and $14.3 million, respectively. Sales included three residential properties on Oahu, a 171,900-square-foot office property in Texas, 2.4 acres at Maui Business Park Phase II, and four Maui parcels. Proceeds from the sale of the office property were used to complete the funding of the December 2014 purchase of the 204,400-square-foot Kaka'ako Commerce Center. Operating profit also included the following joint venture unit sales: six units on Kauai and two units on Hawaii Island, partially offset by joint venture expenses.
First half 2015: Real Estate Development and Sales revenue and operating profit were $88.9 million and $46.3 million, respectively. Sales included five residential properties on Oahu, a 171,900- square-foot office property in Texas, 6.4 acres at Maui Business Park Phase II, five Maui parcels, a vacant 22-acre parcel in Santa Barbara, California, and a 46,500-square-foot retail property in Colorado. Operating profit also included all remaining units at the 340-unit Waihonua condominium on Oahu (12 units closed in December 2014), nine units on Kauai, four units on Hawaii Island, and one on Maui, partially offset by joint venture expenses.
Second quarter 2014: Real Estate Development and Sales revenue and operating profit were $21.4 million and $7.8 million, respectively, and were principally related to the sales of three residential lots on Oahu, five non-core land parcels on Maui, and one residential lot on Maui. Operating profit also included the sales of joint venture resort residential units, including four on Hawaii Island and six on Kauai, partially offset by joint venture expenses.
First half 2014: Real Estate Development and Sales revenue and operating profit were $92.4 million and $60.1 million, respectively, and included the lot and parcel sales in the second quarter described above, the sale of a retail property on Maui and recognition of $6.0 million in deferred revenue associated with the sale of three Mainland retail properties in the fourth quarter of 2013. Operating profit also included the sale of 15 joint venture resort residential units, including eight units on Kauai, one unit on Maui, and six units on Hawaii Island, partially offset by joint venture expenses.

MATERIALS & CONSTRUCTION
Materials & Construction - Second quarter of 2015 compared with 2014

	Quarter Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$57.4	$64.5	(11.0)%
Operating profit	$7.0	$8.0	(12.5)%
Operating profit margin	12.2%	12.4%
EBITDA[1]	$9.7	$11.4	(14.9)%

	June 30,	March 31,		December 31,
(dollars in millions)	2015	2015	Change	2014	Change
Backlog[2]	$251.4	$206.1	22.0%	$219.4	14.6%
Materials & Construction revenue for the second quarter of 2015 decreased $7.1 million, or 11.0%, compared to the second quarter of 2014, and was primarily attributable to a reduction in the price of asphalt sold due to the decline in oil prices, as well as lower paving activity due to the timing of projects, partially offset by higher aggregate sales. Backlog at the end of June 30, 2015 was $251.4 million, compared to $206.1 million as of March 31, 2015. Backlog increased from the end of the first quarter due primarily to increased government bid award activity and the dollar amount of bids won.
Operating profit was $7.0 million for the second quarter of 2015, compared to $8.0 million for the second quarter of 2014. The decrease in operating profit was principally related to lower asphalt pricing and paving activity described above.

Materials & Construction - First half of 2015 compared with 2014

	Six Months Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$114.3	$114.7	(0.3)%
Operating profit	$14.2	$11.4	24.6%
Operating profit margin	12.4%	9.9%
EBITDA[1]	$19.1	$18.6	2.7%
Materials & Construction revenue was $114.3 million for the first half of 2015, slightly lower than last year. Operating profit was $14.2 million for the first half of 2015, compared to $11.4 million for the first half of 2014. The increase in operating profit related principally to increased paving efficiencies and increased aggregate and other construction-related material sales.

AGRIBUSINESS
The quarterly results of the Agribusiness segment are subject to fluctuations from a number of factors, including the timing of sugar deliveries, which typically commence after the first quarter of each year. Additionally, each delivery is generally priced independently, which could result in significant variations in margins between deliveries. Accordingly, quarterly results are not indicative of the results that may be achieved for a full year.

Agribusiness - Second quarter 2015 compared with 2014

	Quarter Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$25.8	$29.8	(13.4)%
Operating profit	$(4.7)	$0.4	NM
Operating profit margin	NM	1.3%
Tons sugar produced	53,000	46,900	13.0%
Tons sugar sold (raw and specialty sugar)	30,900	38,800	(20.4)%
Agribusiness revenue for the second quarter of 2015 decreased $4.0 million, or 13.4%, compared to the second quarter of 2014. The decrease was primarily due to lower power revenue resulting principally from a contractual reduction in power supplied by HC&S to Maui Electric Company (MECO) during peak hours, and a reduction in pricing for power sold to MECO. Combined raw and specialty sugar revenue were lower due to lower volume sold, primarily due to a reduction in per voyage load capacity of the Company's sugar vessel. The Company's sugar vessel was retrofitted during the off-season to carry molasses in addition to raw sugar, which lowers the per voyage tonnage capacity of raw sugar transported by 25% per voyage, but also reduces molasses transportation costs. The total number of sugar voyages is expected to increase from the previous four to five annual voyages to six to seven annual combined sugar and molasses voyages, which will affect the future timing of the recognition of raw sugar revenue compared to previous quarters.
Operating profit for the second quarter of 2015 decreased $5.1 million compared to the second quarter of 2014. The decrease was principally due to the second quarter 2014 sale of land previously used in the Kauai trucking operations and lower power margins, partially offset by lower vessel costs.
Tons of sugar produced for the second quarter of 2015 was 13.0% higher than the second quarter of 2014 due to an increase in the number of acres harvested. However, yields (tons of sugar per acre) continue to be negatively impacted by poor weather conditions, resulting in sugar production levels that are substantially behind schedule. Sugar volume sold in the second quarter of 2015 was lower than last year, due to the molasses tank retrofit described above.

Agribusiness - First half 2015 compared with 2014

	Six Months Ended June 30,
(dollars in millions)	2015	2014	Change
Revenue	$54.7	$42.7	28.1%
Operating profit	$(2.8)	$3.5	NM
Operating profit margin	NM	8.2%
Tons sugar produced	56,200	48,300	16.4%
Tons sugar sold (raw and specialty sugar)	68,000	41,200	65.0%
Agribusiness revenue for the first half of 2015 increased $12.0 million, or 28.1%, compared with the first half of 2014. The increase was due to an additional raw sugar voyage in 2015, as compared to 2014, and higher sugar prices, partially offset by lower power revenue.
Operating profit for the first half of 2015 decreased $6.3 million compared to the first half of 2014. The decrease was primarily due to lower power margins and to the 2014 land sale described above.
Year-to-date tons of sugar produced was 16.4% higher in 2015 than in 2014, due to an increase in the number of acres harvested but, as mentioned above, is substantially behind schedule. Sugar volume sold was 65.0% higher for the same period, primarily due to one additional raw sugar voyage completed year to date as compared to 2014.

OTHER INCOME STATEMENT ITEMS
Other Income Statement Items - Second quarter 2015 compared with 2014

	Quarter Ended June 30,
(dollars in millions)	2015	2014
Interest expense	$6.6	$7.2	(8.3)%
General corporate expenses	$5.3	$4.3	23.3%
Income tax expense	$7.0	$6.5	7.7%

Second quarter 2015 interest expense was $6.6 million, compared to $7.2 million for the second quarter of 2014. The reduction in interest expense resulted from lower levels of debt in the quarter compared to last year. Corporate expenses were $5.3 million for the second quarter of 2015, compared to $4.3 million for the second quarter of 2014. The increase was due principally to increased professional services expenses.

Total income tax expense for the second quarter of 2015 of $7.0 million was higher than 2014 primarily due to higher income from continuing operations.

Other Income Statement Items - First half 2015 compared with 2014

	Six Months Ended June 30,
(dollars in millions)	2015	2014
Interest expense	$13.7	$14.5	(5.5)%
General corporate expenses	$10.9	$9.5	14.7%
Income tax expense	$22.6	$7.3	3X

Interest expense for the first half of 2015 was $13.7 million, compared to $14.5 million for the first half of 2014. The reduction in interest expense resulted from lower levels of debt in the first half of 2015 compared to last year. Corporate expenses were $10.9 million for the first half of 2015, compared to $9.5 million for the first half of 2014. The increase was due principally to increased professional services expenses.
Income tax expense for the first half of 2015 of $22.6 million was higher than 2014 primarily due to higher income from continuing operations.
__________________________________________

[1]	See pages 13 and 14 for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace and Maui Paving, LLC, a 50%-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Backlog as of June 30, 2015 and 2014, and December 31, 2014 included $25.0 million, $43.7 million, and $38.1 million, respectively, of backlog from Maui Paving, LLC.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED INDUSTRY SEGMENT DATA, NET INCOME
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue:	2015	2014	2015	2014
Real Estate3:
Leasing	$34.8	$31.0	$67.5	$62.2
Development & Sales	52.4	21.4	88.9	92.4
Less amounts reported in discontinued operations	—	—	—	(70.4)
Materials & Construction	57.4	64.5	114.3	114.7
Agribusiness	25.8	29.8	54.7	42.7
Reconciling item[4]	(16.7)	—	(21.0)	—
Total revenue	$153.7	$146.7	$304.4	$241.6

Operating profit (loss), net income:
Real Estate[3]:
Leasing	$13.9	$12.0	$27.1	$23.8
Development & Sales	14.3	7.8	46.3	60.1
Less amounts reported in discontinued operations	—	—	—	(56.2)
Materials & Construction	7.0	8.0	14.2	11.4
Agribusiness	(4.7)	0.4	(2.8)	3.5
Total operating profit	30.5	28.2	84.8	42.6
Interest expense	(6.6)	(7.2)	(13.7)	(14.5)
General corporate expenses	(5.3)	(4.3)	(10.9)	(9.5)
Reduction in KRS II carrying value	(1.5)	—	(1.6)	—
Income from continuing operations before income taxes	17.1	16.7	58.6	18.6
Income tax expense	7.0	6.5	22.6	7.3
Income from continuing operations	10.1	10.2	36.0	11.3
Income from discontinued operations, net of income taxes	—	—	—	34.3
Net income	10.1	10.2	36.0	45.6
Income attributable to non-controlling interest	(0.3)	(1.0)	(0.9)	(1.4)
Net income attributable to A&B shareholders	$9.8	$9.2	$35.1	$44.2

Basic earnings per share attributable to A&B shareholders:
Continuing operations	$0.20	$0.19	$0.72	$0.20
Net income	$0.20	$0.19	$0.72	$0.91

Diluted earnings per share attributable to A&B shareholders:
Continuing operations	$0.20	$0.19	$0.71	$0.20
Net income	$0.20	$0.19	$0.71	$0.90

Weighted average number of shares outstanding:
Basic	48.9	48.7	48.8	48.7
Diluted	49.4	49.3	49.3	49.2

[3]	Prior period amounts adjusted for amounts treated as discontinued operations.

[4]
Represents the deduction of revenue from the sale of a Colorado retail property in March 2015 and a Texas office building in June 2015 that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets	$183.3	$175.9
Investments in affiliates	409.5	418.6
Real estate developments	179.5	224.0
Property, net	1,286.2	1,301.7
Intangible assets, net	58.8	63.9
Goodwill	102.3	102.3
Other assets	50.0	43.5
	$2,269.6	$2,329.9

Liabilities & equity
Current liabilities	$136.2	$183.0
Long-term debt, non-current portion	568.6	631.5
Deferred income taxes	210.9	194.0
Accrued pension and post-retirement benefits	53.7	54.8
Other non-current liabilities	51.2	51.8
Equity	1,249.0	1,214.8
	$2,269.6	$2,329.9

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CASH FLOW TABLE
(In Millions, Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from (used in) operating activities:	$69.4	$(20.6)

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(20.4)	(19.7)
Capital expenditures related to 1031 commercial property transactions	(1.3)	—
Proceeds from investment tax credits and grants related to Port Allen Solar Farm	—	4.5
Proceeds from disposal of property and other assets	5.1	8.2
Proceeds from disposals related to 1031 commercial property transactions	25.2	71.7
Payments for purchases of investments in affiliates	(18.1)	(9.0)
Proceeds from investments in affiliates	37.2	6.2
Change in restricted cash associated with 1031 transactions	(2.7)	(0.5)
Net cash provided by investing activities	$25.0	$61.4

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$51.0	$73.0
Payments of long-term debt and deferred financing costs	(136.9)	(43.4)
Proceeds from (payments of) line-of-credit agreements, net	(2.5)	(63.7)
Dividends paid	(4.9)	(3.9)
Distributions to non-controlling interests	(1.1)	—
Proceeds from issuance (repurchase) of capital stock and other, net	(0.5)	0.1
Net cash used in financing activities	$(94.9)	$(37.9)
Net increase (decrease) in cash and cash equivalents	$(0.5)	$2.9

USE OF NON-GAAP FINANCIAL MEASURES

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2015	2014	2015	2014
Real Estate Leasing segment operating profit before discontinued operations	$13.9	$12.0	$27.1	$23.8
Less amounts reported in discontinued operations (pre-tax)	—	—	—	(0.3)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$13.9	$12.0	$27.1	$23.5
Adjustments:
Depreciation and amortization	7.2	7.1	14.4	14.2
Straight-line lease adjustments	(0.7)	(0.6)	(1.3)	(1.1)
General and administrative expenses	0.7	1.1	1.8	2.3
Other	0.3	—	0.3	—
Discontinued operations	—	—	—	0.3
Real Estate Leasing segment NOI	$21.4	$19.6	$42.3	$39.2
Percent change over prior comparative period	9.2%		7.9%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. A reconciliation of segment operating profit to EBITDA follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2015	2014	2015	2014
Operating profit	$7.0	$8.0	$14.2	$11.4
Depreciation & amortization expense	3.0	4.4	5.8	8.6
Income attributable to non-controlling interest	(0.3)	(1.0)	(0.9)	(1.4)
EBITDA	$9.7	$11.4	$19.1	$18.6

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of over 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the second largest owner of retail assets in the state. It owns and operates the state’s only sugar plantation. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-30 of Alexander & Baldwin, Inc.’s 2014 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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